EXHIBIT 10.1

October 17, 2007

Debt Resolve, Inc.
707 Westchester Avenue, Suite L7
White Plains, New York 10604

Gentlemen:

This letter agreement sets forth the terms and conditions under which Mr. William M. Mooney (“Lender”), agrees to provide a $275,000 line of credit to Debt Resolve, Inc., a Delaware corporation ("Debt Resolve").

1. Line of Credit.

(a) Subject to the terms and conditions hereof and the Non-Negotiable Promissory Note of even date herewith made by Debt Resolve in favor of Lender (the "Note"), the form of which is attached hereto as Exhibit A, Lender agrees from time to time to make loans (each, a "Loan") to Debt Resolve up to a maximum aggregate amount of $275,000. Debt Resolve shall use the proceeds of each Loan for its working capital needs, including to support the operations of Debt Resolve’s debt-collection subsidiary, First Performance Corporation. Interest on the outstanding principal amount of the Note shall be at a rate of twelve percent (12%) per annum, as more fully set forth in the Note.

(b) By written request to Lender, accompanied by a description of the use(s) of such loan proceeds, Debt Resolve may from time to time request that Lender make a Loan in the amount specified therein and Lender will make such Loan. Subject to Lender's review and approval of the written request, Lender shall disburse the amount of the Loan requested by wire transfer in immediately available funds to an account or accounts designated in writing by Debt Resolve, or by check if mutually agreed, within two (2) business days following Debt Resolve's written request. Each such request for a Loan shall constitute Debt Resolve's representation and warranty to Lender that no Event of Default (as such term is defined in the Note) exists at such time, or would occur after giving effect to any such Loan.

(c) Except as otherwise provided in Section 2 below, by not less than thirty (30) days’ written notice to Debt Resolve, Lender may demand that payment of the entire principal balance then outstanding of the Note, together with accrued interest, be made on any date after the date hereof, and Debt Resolve will pay the entire amount thereof in cash on such date. The Note may, at the option of Debt Resolve, be prepaid at any time in whole or in part, without premium or penalty.

2. Mandatory Payments. During the term of the Note, Debt Resolve will pay, in whole or in part, the principal balance then outstanding of the Note, together with accrued interest, with the cash proceeds from the issuance of any note, bond, debenture, evidence of indebtedness, share of capital stock or any other security ("securities"), other than working capital financing or secured financing of assets in the ordinary course of business, issued by Debt Resolve after the date hereof (a "Financing").

3. Change in Control. A Change in Control (as defined below) during the term of the Note shall be considered an Event of Default, in which case Debt Resolve shall be required, unless waived by Lender in whole or in part, to pay the entire principal balance then outstanding of the Note, together with accrued interest, on or within ten (10) days following the Change in Control. A "Change in Control" shall be deemed to have occurred when (a) a third person, including a "group," as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Lender or its affiliates, becomes (other than as a result of a purchase from Debt Resolve) the beneficial owner of shares of Debt Resolve having 50% or more of the total number of votes that may be cast for the election of directors of Debt Resolve and such beneficial owner continues for five consecutive days, or (b) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of Debt Resolve before such transaction shall cease for any reason to constitute at least a majority of the Board of Directors of Debt Resolve or any successor.

4. Representations. Each of the parties hereto represents severally and as to itself only that this letter agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this letter agreement by the other party hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability (x) may be limited by bankruptcy, insolvency or other similar laws affecting or relating to the enforcement of creditors' rights generally and (y) is subject to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

5. Notices. All notices, requests and demands to or upon Debt Resolve or Lender to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective parties hereto:

Debt Resolve:	Debt Resolve Inc. 707 Westchester Avenue, Suite L7 White Plains, New York 10604 Attn: Mr. Richard Rosa, President

Lender:	Debt Resolve Inc. 707 Westchester Avenue, Suite L7 White Plains, New York 10604 Attn: Mr. William M. Mooney

6. Miscellaneous. This letter agreement and the Note represent the entire agreement and understanding between Lender and Debt Resolve with respect to the subject matter hereof. This letter agreement and the Note may not be amended except by an instrument in writing executed by Lender and Debt Resolve. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules. This letter agreement may be executed in counterparts.

7. Warrant. The Company shall, within seven (7) days from the date hereof, issue to the Lender a warrant (in the form attached hereto as Exhibit A) to purchase up to 137,500 shares of the Company’s common stock, at an exercise price of $2.00 per share.

If the foregoing correctly sets forth our agreement, please acknowledge your acceptance of the terms of this letter agreement by signing and returning a copy of this letter agreement and the Note to the undersigned.

Very truly yours,

By:	/s/ William M. Mooney
William M. Mooney

Agreed and Accepted
this October 17, 2007

DEBT RESOLVE INC.

By: /s/ James D. Burchetta
James D. Burchetta
Chief Executive Officer

EXHIBIT A--NON-NEGOTIABLE PROMISSORY NOTE

Dated: October 17, 2007

FOR VALUE RECEIVED, the undersigned, DEBT RESOLVE, INC., a Delaware corporation ("Debt Resolve"), promises to pay to William M. Mooney ("Lender"), at the offices of Debt Resolve, or at such commercial bank within the United States of America as Lender may designate to Debt Resolve from time to time, in lawful money of the United States of America and in immediately available funds, the outstanding amount of all loans made by Lender to Debt Resolve from time to time in accordance with the provisions hereof. Debt Resolve further agrees to pay interest in like money at such office or commercial bank on the unpaid aggregate principal amount hereof at a rate equal to twelve percent (12%) per annum.

1. Principal and interest shall be due and payable in the manner set forth below:

(a) Accrued interest on the unpaid principal amount hereof shall be paid monthly in cash;

(b) Debt Resolve will pay, in whole or in part, the principal balance then outstanding of this Note, together with accrued interest, on or within two (2) days after each date Debt Resolve receives cash proceeds of a Financing, as such term is defined in the letter agreement of even date herewith between Debt Resolve and Lender (the "Letter Agreement").

(c) By not less than thirty (30) days’ written notice to Debt Resolve, Lender may demand that payment of the entire principal balance then outstanding of this Note, together with accrued interest, be made on any date after the date hereof, and Debt Resolve will pay the entire amount thereof in cash on such date.

(d) All payments (including prepayments) made hereunder shall be applied first to the payment of accrued and unpaid interest, with the balance remaining applied to the payment of the unpaid principal balance of this Note.

(e) This Note may, at the option of Debt Resolve, be prepaid at any time in whole or in part, without premium or penalty.

2. Debt Resolve is borrowing the principal sum of this Note pursuant to the Letter Agreement, the terms of which are incorporated herein by reference and supersede the terms of this Note in the event of any conflict. This Note shall be non-negotiable.

3. [Section Intentionally Omitted.]

4. Lender is authorized to record the date and amount of each loan made by it and the date and amount of each payment, prepayment or reduction of the principal amount hereof on the schedule annexed hereto and made a part hereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

5. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed that the entire principal amount outstanding at any time under this Note, and all accrued and unpaid interest, shall immediately become due and payable (without demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice, all of which are hereby expressly waived by Debt Resolve):

(a) upon the default in the payment of any interest or principal due under this Note, which default continues uncured for a period of ten (10) days;

(b) if Debt Resolve shall make an assignment for the benefit of creditors; or shall admit in writing its inability to pay its debts; or if a receiver or trustee shall be appointed for Debt Resolve or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within thirty (30) days; or if proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against the Debt Resolve and, if contested by it, are not dismissed or stayed within thirty (30) days; or if any writ of attachment or execution or any similar process is issued or levied against Debt Resolve or any significant part of its property and is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or if Debt Resolve takes corporate action in furtherance of any of the foregoing;

(c) [Section Intentionally Omitted]

(d) after a Change in Control, as provided, and as such term is defined, in the Letter Agreement (each, an "Event of Default"); or

(e) any event of default which results in the acceleration of indebtedness of Debt Resolve to any other person under any note, indenture, agreement or undertaking and that is not cured within thirty (30) days.

5. All notices, requests and demands to or upon Debt Resolve or Lender to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective parties hereto:

Debt Resolve:	Debt Resolve Inc. 707 Westchester Avenue, Suite L7 White Plains, New York 10604 Attn: Mr. James D. Burchetta, Co-Chairman and Chief Executive Officer

Lender:	Debt Resolve Inc. 707 Westchester Avenue, Suite L7 White Plains, New York 10604 Attn: Mr. William B. Mooney

No failure or delay on the part of Lender in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. Debt Resolve hereby waives demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice in connection with the delivery, acceptance, performance or enforcement of this Note.

7. In case any one or more Events of Default shall occur and be continuing, Lender may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding. Debt Resolve shall pay all reasonable costs of collection when incurred, including reasonable attorneys' fees.

8. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules.

IN WITNESS WHEREOF, Debt Resolve has executed this Non-Negotiable Promissory Note as of the date first above written.

DEBT RESOLVE, INC.

By:
James D. Burchetta Chief Executive Officer

GRID PROMISSORY NOTE SCHEDULE

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Amount of Note	Available Line of Credit	Notation Made By

EXHIBIT B-- FORM OF WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE (PROVIDED THAT NO SUCH OPINION OF COUNSEL SHALL BE REQUIRED FOR SALES PURSUANT TO RULE 144 UNDER THE ACT).

DEBT RESOLVE, INC.

WARRANT
to Purchase Common Stock

THIS WARRANT IS TO CERTIFY THAT William M. Mooney (the “Purchaser"), is entitled to purchase from Debt Resolve, Inc., a Delaware corporation (the "Company"), 137,500 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), at the Exercise Price.

SECTION 1. Certain Definitions.

As used in this Warrant, unless the context otherwise requires:

"Charter" shall mean the Certificate of Incorporation of the Company, as in effect from time to time.

"Exercise Price" shall mean $2.00 per share of Common Stock, as adjusted from time to time pursuant to Section 3 hereof.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Warrant" shall mean this Warrant and all additional or new warrants issued upon division or combination of, or in substitution for, this Warrant. All such additional or new warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Warrant Stock for which they may be exercised.

"Warrantholder" shall mean the Purchaser, as the initial holder of this Warrant, and its nominees, successors or assigns, including any subsequent holder of this Warrant to whom it has been legally transferred.

"Warrant Stock" shall mean the shares of the Company's Common Stock purchasable by the holder of this Warrant upon the exercise of such Warrant.

SECTION 2. Exercise of Warrant.

(a) At any time after the Effective Date (as hereinafter defined) but prior to the date which is five years next following the Effective Date (the "Expiration Date"), the Purchaser may at any time and from time to time exercise this Warrant, in whole or in part. The “Effective Date” shall mean the date upon which the Company consummates a public offering of the Common Stock.

(b)(i) The Warrantholder shall exercise this Warrant by means of delivering to the Company at its office identified in Section 14 hereof (i) a written notice of exercise, including the number of shares of Warrant Stock to be delivered pursuant to such exercise, (ii) this Warrant and (iii) payment equal to the Exercise Price in accordance with Section 3(b)(ii). In the event that any exercise shall not be for all shares of Warrant Stock purchasable hereunder, a new Warrant registered in the name of the Warrantholder, of like tenor to this Warrant and for the remaining shares of Warrant Stock purchasable hereunder, shall be delivered to the Warrantholder within ten (10) days of any such exercise. Such notice of exercise shall be in the Subscription Form set out at the end of this Warrant.

(ii) The Warrantholder shall pay the Exercise Price to the Company either by cash, certified check or wire transfer.

(c) Upon exercise of this Warrant and delivery of the Subscription Form with proper payment relating thereto, the Company shall cause to be executed and delivered to the Warrantholder a certificate or certificates representing the aggregate number of fully-paid and nonassessable shares of Warrant Stock issuable upon such exercise.

(d) The stock certificate or certificates for Warrant Stock to be delivered in accordance with this Section 2 shall be in such denominations as may be specified in said notice of exercise and shall be registered in the name of the Warrantholder or such other name or names as shall be designated in said notice. Such certificate or certificates shall be deemed to have been issued and the Warrantholder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares, including to the extent permitted by law the right to vote such shares or to consent or to receive notice as stockholders, as of the time said notice is delivered to the Company as aforesaid.

(e) The Company shall pay all expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2.

(f) All shares of Warrant Stock issuable upon the exercise of this Warrant in accordance with the terms hereof shall be validly issued, fully paid and nonassessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Warrantholder.

(g) In no event shall any fractional share of Warrant Stock of the Company be issued upon any exercise of this Warrant. If, upon any exercise of this Warrant, the Warrantholder would, except as provided in this paragraph, be entitled to receive a fractional share of Warrant Stock, then the Company shall either (a) deliver in cash to such holder an amount equal to such fractional interest, or (b) issue a full share in lieu of such fractional share.

SECTION 3. Adjustment of Exercise Price and Warrant Stock.

(a) If, at any time prior to the Expiration Date, the number of outstanding shares of Common Stock is (i) increased by a stock dividend payable in shares of Warrant Stock or by a subdivision or split-up of shares of Common Stock, or (ii) decreased by a combination of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, subdivision, split-up, or combination, the Exercise Price shall be adjusted to a new amount equal to the product of (A) the Exercise Price in effect on such record date, and (B) the quotient obtained by dividing (x) the number of shares of Warrant Stock into which this Warrant would be exercisable on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of shares of Warrant Stock which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if this Warrant had been exercised immediately prior to such record date.

(b) Upon each adjustment of the Exercise Price as provided in Section 3(a), the Warrantholder shall thereafter be entitled to subscribe for and purchase, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock equal to the product of (i) the number of shares of Warrant Stock into which this Warrant would be exercisable prior to such adjustment and (ii) the quotient obtained by dividing (A) the Exercise Price existing prior to such adjustment by (B) the new Exercise Price resulting from such adjustment.

SECTION 4. Division and Combination.

This Warrant may be divided or combined with other Warrants upon presentation at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Warrantholder or its agent or attorney. The Company shall pay all expenses in connection with the preparation, issue and delivery of Warrants under this Section 4. The Company agrees to maintain at its aforesaid office books for the registration of the Warrants.

SECTION 5. Reclassification, Etc.

In case of any reclassification or change of the outstanding Warrant Stock of the Company (other than as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Warrant Stock of the Company) at any time prior to the Expiration Date, then, as a condition of such reclassification, reorganization, change, consolidation or merger, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall have the right prior to the Expiration Date to purchase, at a total price not to exceed that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of shares of Warrant Stock of the Company which might have been purchased by the Warrantholder immediately prior to such reclassification, reorganization, change, consolidation or merger, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder to the end that the provisions hereof (including provisions for the adjustment of the Exercise Price and of the number of shares purchasable upon exercise of this Warrant) shall thereafter be applicable in relation to any shares of stock and other securities and property thereafter deliverable upon exercise hereof.

SECTION 6. Reservation and Authorization of Capital Stock.

The Company shall, at all times on and after the date hereof, reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

SECTION 7. Rights of Stockholders.

Nothing contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the certificates representing the Warrant Stock shall have been issued, as provided herein.

SECTION 8. Stock and Warrant Books.

The Company will not at any time, except upon dissolution, liquidation or winding up, close its stock books or warrant books so as to result in preventing or delaying the exercise of any Warrant.

SECTION 9. Limitation of Liability.

No provisions hereof, in the absence of affirmative action by the Warrantholder to purchase Warrant Stock hereunder, shall give rise to any liability of the Warrantholder to pay the Exercise Price or as a stockholder of the Company (whether such liability is asserted by the Company or creditors of the Company).

SECTION 10. Transfer.

This Warrant may be transferred only upon the written consent of the Company, which approval shall not be unreasonably withheld or delayed. Any Warrants issued upon the transfer of this Warrant shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person entitled thereto. This Warrant may be exchanged, at the option of the Holder thereof, for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate a like amount, upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Securities Act and the rules and regulations thereunder.

SECTION 11. Investment Representations; Restrictions on Warrant Stock.

Unless a current registration statement under the Securities Act shall be in effect with respect to the Warrant Stock to be issued upon exercise of this Warrant, the Warrantholder, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, and at the time of any proposed transfer of Warrant Stock acquired upon exercise hereof, such Warrantholder will deliver to the Company a written statement that the securities acquired by the Warrantholder upon exercise hereof are for the account of the Warrantholder or are being held by the Warrantholder as trustee, investment manager, investment advisor or as any other fiduciary for the account of the beneficial owner or owners for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

SECTION 12. Loss, Destruction of Warrant Certificates.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Warrant Stock.

SECTION 13. Amendments.

The terms of this Warrant may be amended, and the observance of any term herein may be waived, but only with the written consent of the Company and the Warrantholder.

SECTION 14. Notices Generally.

Any notice, request, consent, other communication or delivery pursuant to the provisions hereof shall be in writing and shall be sent by one of the following means: (i) by registered or certified first class mail, postage prepaid, return receipt requested; (ii) by facsimile transmission with confirmation of receipt; (iii) by overnight courier service; or (iv) by personal delivery, and shall be properly addressed to the Warrantholder at the last known address or facsimile number appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at its principal executive office at Debt Resolve, Inc., 707 Westchester Avenue, Suite L7, White Plains, NY 10604 (fax: (914) 428-3044), Attention: Mr. James D. Burchetta, President and Chief Executive Officer; with a copy to: Spencer G. Feldman, Esq., Greenberg Traurig, LLP, MetLife Building, 200 Park Avenue, New York, NY 10166 (fax: (212) 801-6400), or such other address or facsimile number as shall have been furnished to the party giving or making such notice, demand or delivery.

SECTION 15. Successors and Assigns.

This Warrant shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

SECTION 16. Governing Law.

In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such State.

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IN WITNESS WHEREOF, and effective as of the Effective Date the Company has caused this Warrant to be signed in its name by its duly authorized officer.

Dated: October 17, 2007

DEBT RESOLVE, INC.

By:
James D. Burchetta Chief Executive Officer

SUBSCRIPTION FORM

(to be executed only upon exercise of Warrant)

To:	Debt Resolve, Inc. 707 Westchester Avenue, Suite L7 White Plains, New York 10604

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase ________ shares of the Warrant Stock covered by such Warrant and herewith makes payment of $________, representing the full purchase price for such shares at the price per share provided for in such Warrant.

Dated:	Name:

Signature
Address: